                                                                    EXHIBIT 12.1


                         ADVANCED ACCESSORY SYSTEMS, LLC
           EXHIBIT 12.1 - STATEMENT REGARDING COMPUTATION OF RATIOS -
                           FIXED CHARGE COVERAGE RATIO
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                          (DOLLAR AMOUNTS IN THOUSANDS)


                                                           DECEMBER 31,
                                                    2002       2001       2000
                                                  --------   --------   --------
Pre-tax income from
  continuing operations.........................  $ 21,837   $  2,996   $  7,515
                                                  --------   --------   --------

Fixed Charges:
  Interest expense and amortization
   of debt discount and premium on all
   indebtedness.................................    15,907     17,684     17,950

Rentals(1)......................................     2,933      2,713      2,711
                                                  --------   --------   --------

Total fixed charges.............................    18,840     20,397     20,661
                                                  --------   --------   --------

Earnings before income taxes
  and fixed charges.............................  $ 40,677   $ 23,393   $ 28,176
                                                  ========   ========   ========

Ratio of earnings to fixed charges..............     2.16x      1.15x      1.36x
                                                  ========   ========   ========

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(1)  Amount included in fixed charges for rentals is considered by management to be a reasonable approximation of the interest factor.